January 27, 2016

Board of Directors
Adaptive Medias, Inc.
47 Discovery Ste 220
Irvine, CA 92618

ATTENTION: John Strong, Chairman and Chief Executive Officer

ATTENTION: Omar Akram, Co-Founder, President and Chief Financial Officer

Dear Members of the Board:

I am writing on behalf of the Board of Directors of AdSupply to present a formal proposal for a business combination of Adaptive Medias (the "Company"), a public company trading under the symbol "ADTM", and AdSupply, a private company with over $45 million in annual revenues and a 3-year growth rate of over 200%.

Based on our recent discussions and negotiations, under our proposal, AdSupply would acquire all of the outstanding shares of the Company's common stock for a total all cash consideration of approximately $35,000,000, or $1.50 per share *(based on a share count of 23,400,281 shares as of January 17, 2016).* Our proposal will be subject to approval from the Company's shareholders and be contingent upon financing. Unless we can structure a deal where we could finance the acquisition through internal cash flows, we intend on engaging an investment banking firm to raise the necessary capital.

Acquisition Price/Valuation Analysis

As we discussed, notwithstanding any acquisitions, we believe the combined company can achieve earnings of in excess of $3 million and revenues greater than approximately $60 million in 2016 and grow to approximately $80 million in revenues in 2017 on significantly higher earnings. We applied a 12.5 times multiple to 2016's earnings figure, which we think is reasonable given the historical growths rate at both companies, the fact that both companies are profitable and growing both sequentially and year-over-year.

We also compared the Adaptive Medias to their peer group including TubeMogul, Rocket Fuel, Criteo, YuMe, Google, and Facebook (among others) and got a median online advertising comp of 23.7x for ccEV/EBITDA. At that level, we believe the shares could be worth well over $3.55, representing substantial upside. This figure of course is expected to increase significantly after fourth quarter results are announced. Compared to many of those competitors, we think Adaptive Medias' technology is worth more than its 2017 multiple not to mention the Company has a proven concept and is already profitable.

Our proposal represents a significant premium above the closing price of the Company's common stock of $0.16 on January 27, 2016. By whatever financial measure you use–EBITDA, non-GAAP EBITDA, free cash flow, operating cash flow, net income, or analyst target prices–this proposal represents a compelling value realization event for your shareholders. Adaptive Medias has generated nearly nine consecutive quarters of revenue growth, is expected to report its first ever profitable quarter in the Company's history and is successfully transitioning its business from its old marketplace business and into the higher margin Media Graph platform business. It is our view that the Company's proprietary Media Graph platform and related technology, which has been key to the Company's successful transition, could significantly bolster the revenue and earnings potential of our merged entities ("NewCo").

Shared Vision for Future: Consolidation of Ad Tech in 2016

Following this proposed acquisition, NewCo will emerge as one of the only profitable and rapidly growing ad tech companies in the industry, marking an entire new era for both NewCo and the ad tech industry as a whole. Our consistent belief has been that the combination of Adaptive Medias and AdSupply will clearly represent the best way to deliver maximum value to our respective shareholders, as well as create a more efficient and competitive company that would provide greater value and service to our customers. With rapidly growing revenues and earnings, we will soon have the credibility, support and highest sustainable valuation to embark on aggressive, yet systematic, consolidation strategy in which the market will be increasingly dominated by a hand full of players who will be consolidating its dominance through acquisition. Given Adaptive Medias' industry-leading mobile video platform coupled with our sales and marketing team and robust client base, we expect to be at the forefront of this consolidation spree.

Our proposal is subject to the negotiation of a definitive merger agreement and our having the opportunity to conduct certain limited and confirmatory due diligence. In addition, we would provide Adaptive Medias the opportunity to conduct appropriate limited due diligence with respect to AdSupply as well. We are prepared to deliver a draft merger agreement to you and begin final discussions immediately.

Due to the importance of these discussions and the value represented by our proposal, we expect the Adaptive Medias Board to engage in a full review of our proposal. My leadership team and I would be happy to make ourselves available to meet with you and your Board at your earliest convenience. Depending on the nature of your response, AdSupply reserves the right to pursue all necessary steps to ensure that Adaptive Medias' shareholders are provided with the opportunity to realize the value inherent in our proposal.

We believe this proposal represents a unique opportunity to create significant value for Adaptive Medias' shareholders and employees, and the combined company will be better positioned to provide an enhanced value proposition to our client base. We hope that you and your Board share our enthusiasm, and we look forward to a prompt and favorable reply.

Sincerely yours,

Justin Bunnell
Chief Executive Officer
AdSupply